Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Linton	www.forestcity.net

Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Names David LaRue to
New Position of Chief Operating Officer

CLEVELAND, Ohio – March 25, 2010 – Forest City Enterprises, Inc. (NYSE: FCE.A and FCE.B) announced today the appointment of David J. LaRue to the newly created position of executive vice president and chief operating officer, with responsibility for real estate activities across all of the Company’s business units.

LaRue will report to Charles A. Ratner, Forest City president and chief executive officer, who said the appointment is intended to help coordinate growth initiatives, optimize resources and maximize operating efficiencies.

“David’s broad experience, strong industry knowledge, outstanding leadership and dedication have been instrumental to the success of our commercial business over the years,” said Ratner. “Just as importantly, he knows and has been involved in every aspect of our company. He has also played an instrumental role in many of our most significant commercial developments and in leading our commercial portfolio’s operations.

“This is an exciting opportunity to leverage his skills and experience across a broader platform.”

Since 2003, LaRue has been president and chief operating officer of Forest City’s Commercial Group, the Company’s largest business unit, which owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings, hotels and mixed-use projects. He joined the Company in 1986 and previously served as executive vice president of Forest City Rental Properties and financial manager of Tower City Center in Cleveland.

As COO, LaRue will work with all four business units – Commercial, Residential, Land Development and New York – to oversee operations and foster Forest City’s strategic growth initiatives. While each business unit will retain responsibility for identifying long-term business development opportunities, LaRue will play an instrumental coordinating role as these opportunities are brought to fruition.

“Although our business units have historically operated somewhat autonomously, our Company and industry are evolving and we believe we can benefit from greater coordination,” said Ratner. “With his unique position of responsibility across all business units, David will be a catalyst for performance and growth. The board and I are extremely confident of his ability to succeed.”

LaRue said, “I am humbled and grateful for the responsibility the board has entrusted in me. I care deeply about the Company where I have spent virtually my entire career, and I am very excited to be able to help it take full advantage of the many opportunities I see ahead of it.”

LaRue is a member of the Board of Directors and Audit Committee Chair of U-Store-It Trust; a Trustee of the International Council of Shopping Centers; a Trustee, member of the Executive Committee and Board President of the Friends of the Cleveland School of the Arts; a Trustee and member of the Finance Committee of the Lawrence School; and a member of the Board of Trustees of the Greater Cleveland Sports Commission.

He holds a bachelor’s degree in business/accounting from Wittenberg University.

About Forest City
Forest City Enterprises, Inc. is an $11.9-billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit http://www.forestcity.net/.